Offer to Purchase for Cash
All Outstanding Shares of
Common Stock
and
Series A Preferred Stock
of
GUIDELINE, INC.
at
$1.35 Net per Share of Common Stock (CUSIP 401716 10 5)
and
$1.50 Net per Share of Series A Preferred Stock,
plus all accrued but unpaid dividends

Pursuant to the Offer to Purchase
Dated July 23, 2007
by
KNICKERBOCKER ACQUISITION CORP.
a direct wholly-owned subsidiary of
INFOUSA INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, AUGUST 17, 2007 UNLESS THE OFFER IS EXTENDED.

July 23, 2007

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated July 23, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal relating to an offer by Knickerbocker Acquisition Corp. (the “Purchaser”), a New York corporation and a direct wholly-owned subsidiary of infoUSA Inc., a Delaware corporation (“infoUSA”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), of Guideline, Inc., a New York corporation (“Guideline”), at a purchase price of $1.35 per share, and all of the outstanding shares of Series A preferred stock, par value $0.0001 per share (the “Preferred Stock” and along with the Common Stock, the “Shares”), of Guideline, at a purchase price of $1.50 per share plus all accrued but unpaid dividends, in each case net to the seller in cash and without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the “Offer”). The price payable for the Shares in the Offer, as described above (or such higher price per Share as may be paid in the Offer), is referred to herein as the “Offer Price.”

We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us (or our nominee) as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer Price is $1.35 per share of Common Stock and $1.50 per share of Preferred Stock, plus all accrued but unpaid dividend thereon, in each case net to the seller in cash, without interest.

2. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which represent at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares of Guideline on a fully-diluted basis.

3. The Offer is being made for all outstanding Shares.

4. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 in the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required taxpayer identification information is provided. See “Important Tax Information” in the Letter of Transmittal.

5. The Board of Directors of Guideline, upon the recommendation of the special committee of the Board of Directors of Guideline, has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement (as defined below), including the Offer and the Merger (as defined below), has determined that each of the Offer and the Merger is in the best interests of Guideline shareholders, and has recommended that Guideline shareholders accept the Offer and tender their Shares pursuant to the Offer.

6. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 28, 2007, by and among Guideline, infoUSA, and Purchaser (the “Merger Agreement”), pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, and in accordance with the applicable provisions of the New York Business Corporation Law (the “NYBCL”), Purchaser will be merged with and into Guideline (the “Merger”). Upon consummation of the Merger, Guideline will be the surviving corporation and a direct wholly-owned subsidiary of infoUSA. In the Merger, each outstanding Share (other than Shares held by Purchaser or infoUSA, treasury Shares, which will be cancelled, and Shares held by shareholders who properly exercise appraisal rights) will be converted into and represent the right to receive the Offer Price payable for such Shares in the Offer, without interest. If the Merger is consummated, shareholders who have not tendered their Shares in the Offer and who demand and fully perfect appraisal rights under the NYBCL will be entitled to receive in connection with the Merger cash equal to the fair value of their Shares as determined pursuant to the procedures prescribed by the NYBCL.

7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates pursuant to the procedures set forth in Section 3 of the Offer to Purchase or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a properly completed and duly executed Letter of Transmittal with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations (as defined in the Offer to Purchase) are actually received by the Depositary.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, AUGUST 17, 2007, UNLESS THE OFFER IS EXTENDED.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. An envelope to return your instruction to us is enclosed. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

If the securities laws of any jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK AND PREFERRED STOCK
OF
GUIDELINE, INC.

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated July 23, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal pursuant to an offer by Knickerbocker Acquisition Corp., a New York corporation and a direct wholly-owned subsidiary of infoUSA Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.0001 per share (“Common Stock”), and all outstanding shares of Series A preferred stock, par value $0.0001 per share (“Preferred Stock”) of Guideline, Inc., a New York corporation (collectively, the “Shares”).

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of shares of Common Stock to be Tendered:*
Number of shares of Preferred Stock to be Tendered:*

SIGN HERE

Account Number:
Date: , 2007

SIGNATURE(S)

PLEASE PRINT NAME(S) AND ADDRESS(ES) HERE

AREA CODE AND PHONE NUMBER

TAX IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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